Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS ENDED

MARCH 31, 2021 AND DECLARES QUARTERLY CASH DIVIDEND

THE COMPANY ALSO ANNOUNCES A NEW SHARE REPURCHASE PLAN AND COMPLETION

OF A $20 MILLION PRIVATE PLACEMENT OF SUBORDINATED DEBT

Westfield, Massachusetts, April 27, 2021: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three months ended March 31, 2021. The Company reported net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021, as compared to net income of $2.1 million, or $0.08 per diluted share, for the three months ended March 31, 2020. On a linked quarter basis, net income was $5.8 million, or $0.24 per diluted share, as compared to net income of $5.0 million, or $0.20 per diluted share, for the three months ended December 31, 2020.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on or about May 26, 2021 to shareholders of record on May 12, 2021. In addition, the Board of Directors authorized a stock repurchase plan (the “2021 Plan”), pursuant to which the Company may repurchase up to 2.4 million shares, or approximately 10%, of the Company’s outstanding shares, upon the completion of the stock repurchase plan adopted in 2020 (the “2020 Plan”). The 2020 Plan was announced on October 27, 2020, and as of March 31, 2021, there were 326,936 shares available for purchase under the 2020 Plan.

In addition, on April 20, 2021, the Company announced the completion of an offering of $20 million in aggregate principal amount of its 4.875% fixed-to-floating rate subordinated notes (the “Notes”) to certain qualified institutional buyers in a private placement transaction. The Company intends to use the net proceeds from this private placement for funding organic growth and the repurchase of the Company’s common stock.

James C. Hagan, President and Chief Executive Officer, stated, “We are pleased to report that we generated strong earnings for the second consecutive quarter despite the business disruptions caused by the COVID-19 pandemic over the last twelve months. The positive results were primarily driven by the continued expansion of the net interest margin over the last few quarters, as well as income from the Paycheck Protection Program (“PPP”). The improved mix in our deposits and reductions in deposit costs led to our third consecutive quarter of core net interest margin expansion. Total deposits increased $116 million, or 6%, quarter-over-quarter and non-interest bearing deposits expanded to a record 28% of total deposits as of March 31, 2021. New customer relationships, government stimulus-related deposits, as well as PPP loan proceeds have all been valuable contributors to our deposit growth over the last few quarters. Year-over-year, total deposits increased $448 million, or 26%. Many factors were key in our growth, including the increase in our traditional market share due to the three new branches opened in 2020 as well as income from government stimulus programs. These results were achieved while also maintaining our historic solid asset quality during the pandemic. Our borrowers’ financial health continues to show improvements as indicated by our solid asset quality metrics and the decrease in loan deferrals from 14.7% on June 30, 2020 to 3.8% on March 31, 2021. Total delinquency and non-performing loans, excluding PPP loans, remain at acceptable levels of 0.53% and 0.39%, respectively.

In order to preserve capital during the uncertainty driven by the pandemic, we paused our share repurchase activity during the second quarter of 2020. During the first quarter of 2021, we repurchased 708,434 shares at an average price per share of $8.12. We continue to believe that the stock repurchase plan is a solid investment for our shareholders and provides us with the opportunity to leverage our capital to improve earnings per share.

We are also pleased to announce the recent successful completion of our $20.0 million subordinated debt offering in April. While the Company continues to be well capitalized, we believe the additional capital gives us the flexibility to take advantage of share repurchase and organic growth opportunities without diluting ownership of our shareholder base.

After experiencing disruption and uncertainty in 2020 related to the ongoing global pandemic, we remain encouraged that we are well positioned for a more positive banking environment and continuing growth in 2021.”

COVID-19 Response and Actions:

As a Preferred Lender with the Small Business Administration (“SBA”), the Company was in a position to react immediately to the PPP component of the March 27, 2020 stimulus bill known as the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) launched by the U.S Department of the Treasury (“Treasury”) and the SBA. As of March 31, 2021, the Company received funding approval from the SBA for 2,046 applications totaling $294.7 million.

The table below breaks out the PPP loans approved and funded and the balance as of March 31, 2021:

			March 31, 2021
	Original Loan Amount	Original # of Loans	Balance Outstanding	# of Loans Remaining
($ in millions)
Round 1	$223.1	1,386	$98.5	340
Round 2	71.6	660	71.6	660
Total	$294.7	2,046	$170.1	1,000

As of March 31, 2021, the Company processed 1,046 loan forgiveness applications totaling $124.6 million. Total PPP loans increased $2.8 million, or 1.7%, from $167.3 million at December 31, 2020 to $170.1 million at March 31, 2021.

In addition to participating in the PPP, the Company granted deferred loan payments for impacted commercial, residential and consumer customers who experienced financial hardship due to COVID-19. Further deferrals will be re-evaluated on a customer-by-customer basis upon the expiration of the existing deferral period. As of June 30, 2020, the deferred loan payment modifications totaled $261.0 million (525 loans), for which principal and interest payments were deferred, and represented 14.7% of the total loan portfolio, excluding PPP loans. As of March 31, 2021, deferred loan payment modifications granted under the CARES Act declined 74% to $66.9 million (29 loans), or 3.8% of total loans, excluding PPP loans.

The table below breaks out the remaining modifications granted under the CARES Act at March 31, 2021:

			March 31, 2021
			CARES Act Modifications
Loan Segment(1)(2)	Total Loan Segment Balance at March 31, 2021	% of Total Loans	Modification Balance	# of Loans Modified	% of Loan Segment Balance
($ in millions)
Commercial real estate	$861.4	49.1%	$57.0	16	6.6%
Commercial and industrial	205.1	11.7%	7.9	7	3.9%
Residential real estate	684.2	39.0%	2.0	6	0.3%
Consumer	4.8	0.2%	—	—	—
Total	$1,755.5	100.0%	$66.9	29	3.8%

_______________________________

(1)	Excludes PPP loans and deferred fees
(2)	Residential includes home equity loans and lines of credit

The Company continues to monitor COVID-19’s impact on its business and its customers, however, the extent to which COVID-19 will impact its results and operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures.

On March 18, 2021, Governor Baker announced that beginning on March 22, 2021, the Commonwealth of Massachusetts would transition to Phase IV of the State’s reopening plan, which also included the replacement of the Massachusetts Travel Order with a Travel Advisory. Phase IV will open a range of previously closed business sectors under tight capacity restrictions that are expected to be adjusted over time if favorable trends in the public health data continue. Gathering limits for event venues and in public settings will increase to 100 people indoors and 150 people outdoors. Outdoor gatherings at private residences and in private backyards will remain at a maximum of 25 people, with indoor house gatherings remaining at 10 people. In addition, large capacity sports and entertainment venues (indoor and outdoor stadiums, arenas, and ballparks) will be permitted to operate at a strict 12% capacity limit after submitting a plan to the Department of Public Health.

Key Highlights:

Loans and Deposits

At March 31, 2021, total loans were $1.9 billion, a decrease of $2.5 million, or 0.1%, from December 31, 2020. Excluding PPP loans, total loans decreased $5.3 million, or 0.3%, from December 31, 2020. Total deposits increased $116.0 million, or 5.7%, from $2.0 billion at December 31, 2020 to $2.2 billion at March 31, 2021. Core deposits, which include non-interest bearing demand accounts, increased $183.5 million, or 12.7%, from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.6 billion, or 75.7% of total deposits at March 31, 2021. The loan to deposit ratio decreased from 94.6% at December 31, 2020 to 89.4% at March 31, 2021.

Allowance for Loan Losses and Credit Quality

At March 31, 2021, excluding PPP loans of $170.1 million, the allowance for loan losses as a percentage of total loans and as a percentage of non-performing loans was 1.21% and 313.0%, respectively. At March 31, 2021, non-performing loans totaled $6.8 million, or 0.39% of total loans excluding PPP loans, compared to $7.8 million, or 0.45% of total loans excluding PPP loans, at December 31, 2020, and $9.7 million, or 0.54% of total loans, at March 31, 2020. Total delinquency decreased $4.2 million, or 31.4%, from 0.77% of total loans, excluding PPP loans, at December 31, 2020 to 0.53% of total loans, excluding PPP loans, at March 31, 2021, and 0.69% of total loans at March 31, 2020.

Net Interest Margin

The net interest margin was 3.24% for the three months ended March 31, 2021 compared to 3.30% for the three months ended December 31, 2020. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended March 31, 2021, compared to 3.32% for the three months ended December 31, 2020.

Repurchases

On October 27, 2020, the Board of Directors authorized the 2020 Plan under which the Company was authorized to purchase up to 1.3 million shares, or 5% of its outstanding common stock. During the three months ended March 31, 2021, the Company repurchased 708,434 shares of common stock under the 2020 Plan at an average price per share of $8.12. At March 31, 2021, there were 326,936 shares available for purchase under the 2020 Plan.

The shares purchased under the 2020 Plan will be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that management determines additional repurchases are not warranted. The timing and amount of share repurchases under the 2020 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Net Income for the Three Months Ended March 31, 2021 Compared to the Three Months Ended December 31, 2020.

The Company reported net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021, compared to net income of $5.0 million, or $0.20 per diluted share, for the three months ended December 31, 2020. Return on average assets and return on average equity were 0.98% and 10.35%, respectively, for the three months ended March 31, 2021, as compared to 0.83% and 8.62%, respectively, for the three months ended December 31, 2020.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income decreased $769,000, or 4.1%, to $18.0 million for the three months ended March 31, 2021, from $18.8 million for the three months ended December 31, 2020. The decrease in net interest income was primarily due to a decrease of $1.7 million, or 7.7%, in interest and dividend income, partially offset by a decrease in interest expense of $906,000, or 31.1%. The decrease in interest expense was primarily due to a decrease of $523,000, or 23.2%, in interest expense on deposits and a decrease of $383,000, or 58.4%, in interest expense on Federal Home Loan Bank (“FHLB”) borrowings.

During the three months ended March 31, 2021 and the three months ended December 31, 2020, interest and dividend income included PPP interest income and origination fees of $2.4 million and $2.3 million, respectively. During the three months ended December 31, 2020, the Company recorded $929,000 in positive purchase accounting adjustments and $193,000 in interest income and late charges from the full payoff of a $3.5 million credit-marked substandard classified loan, compared to negative purchase accounting adjustments of $45,000 during the three months ended March 31, 2021. In addition, during the three months ended December 31, 2020, interest and dividend income included prepayment penalties from commercial loan payoffs of $135,000, compared to $35,000 during the three months ended March 31, 2021. Excluding PPP income, prepayment penalties, purchase accounting adjustments and interest income from the commercial loan payoff, net interest income increased $360,000, or 2.4%, from the three months ended December 31, 2020 to the three months ended March 31, 2021.

The net interest margin was 3.24% for the three months ended March 31, 2021 compared to 3.30% for the three months ended December 31, 2020. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended March 31, 2021 compared to 3.32% for the three months ended December 31, 2020. Excluding PPP interest and origination fee income of $2.4 million, the net interest margin was 3.03% for the three months ended March 31, 2021, compared to 3.19% for the three months ended December 31, 2020. During the three months ended December 31, 2020, prepayment penalties totaled $135,000, which contributed to an increase in the net interest margin of 2 basis points, compared to $35,000, or 1 basis point, during the three months ended March 31, 2021.

In addition, interest income for the three months ended December 31, 2020 included $929,000 in favorable purchase accounting adjustments and past due interest and late charges totaling $193,000 due to the full payoff of a $3.5 million credit-marked substandard classified loan, which contributed to an increase in the net interest margin of 22 basis points. During the three months ended March 31, 2021, the Company recorded $45,000 in negative purchase account adjustments which decreased the net interest margin by 1 basis point. Excluding the adjustments discussed above, the net interest margin increased from 2.95% during the three months ended December 31, 2020 to 3.03% during the three months ended March 31, 2021.

The average yield on interest-earning assets was 3.62% for the three months ended March 31, 2021, compared to 3.83% for the three months ended December 31, 2020. The average loan yield was 4.05% for the three months ended March 31, 2021, compared to 4.24% for the three months ended December 31, 2020. Excluding the adjustments discussed above, the average yield on interest-earning assets decreased 9 basis points from 3.53% for the three months ended December 31, 2020 to 3.44% for the three months ended March 31, 2021, while the average loan yield decreased 6 basis points from 3.94% for the three months ended December 31, 2020 to 3.88% for the three months ended March 31, 2021. The decreases in average yields were primarily due to repricing of variable rate loans and lower average yields on new loan originations, including loans originated under the PPP. Total average loans were 85.3% of total average interest-earning assets for the three months ended March 31, 2021, compared to 86.3% for the three months ended December 31, 2020.

During the three months ended March 31, 2021, average interest-earning assets decreased $8.1 million, or 0.4%, to $2.3 billion, primarily due to a decrease in average loans of $29.5 million, or 1.5%. Excluding average PPP loans of $166.6 million during the three months ended March 31, 2021 and $204.8 million during the three months ended December 31, 2020, average loans increased $8.7 million, or 0.5%, from the three months ended December 31, 2020 to the three months ended March 31, 2021.

The average cost of funds, including non-interest bearing accounts and FHLB advances, decreased 16 basis points from 0.54% for the three months ended December 31, 2020 to 0.38% for the three months ended March 31, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased two basis points to 0.21% for the three months ended March 31, 2021, from 0.23% for the three months ended December 31, 2020. The average cost of time deposits decreased 25 basis points from 0.92% for the three months ended December 31, 2020 to 0.67% for the three months ended March 31, 2021. The average cost of borrowings decreased 14 basis points from 2.24% for the three months ended December 31, 2020 to 2.10% for the three months ended March 31, 2021.

Average borrowings decreased $64.1 million, or 54.9%, from $116.7 million for the three months ended December 31, 2020 to $52.7 million for the three months ended March 31, 2021. Average demand deposits, an interest-free source of funds, increased $26.8 million, or 5.0%, from $534.8 million, or 26.4% of total average deposits, for the three months ended December 31, 2020, to $561.6 million, or 27.0% of total average deposits, for the three months ended March 31, 2021.

Provision for Loan Losses

For the three months ended March 31, 2021, the provision for loan losses decreased $425,000, or 85.0%, to $75,000, from $500,000 for the three months ended December 31, 2020. The provision for loan losses during the three months ended March 31, 2021 represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. The Company recorded net charge-offs of $5,000 for the three months ended March 31, 2021, as compared to net charge-offs of $35,000 for the three months ended December 31, 2020. At March 31, 2021, non-performing loans totaled $6.8 million, or 0.35% of total loans, and total delinquency as a percentage of total loans was 0.48%. Excluding PPP loans of $170.1 million for the three months ended March 31, 2021, non-performing loans to total loans was 0.39%, and total delinquency as a percentage of total loans was 0.53%. Excluding PPP loans of $167.3 million for the three months ended December 31, 2020, non-performing loans to total loans was 0.45% and total delinquency as a percentage of total loans was 0.77%. As of March 31, 2021, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $542,000, or 22.0%, to $3.0 million for the three months ended March 31, 2021, from $2.5 million for the three months ended December 31, 2020. The increase in non-interest income was due to a gain on non-marketable equity investments of $546,000 and income of $227,000 from mortgage banking activities due to the sale of fixed rate residential loans during the three months ended March 31, 2021. Service charges and fees on deposits decreased $87,000, or 4.4%, primarily due to decreases in overdraft and nonsufficient fund fees as a result of the significant increase in customer deposit balances. Unrealized losses on marketable equity securities increased to $89,000 during the three months ended March 31, 2021, from $24,000 during the three months ended December 31, 2020, and losses on the sale of securities was $62,000 during the three months ended March 31, 2021.

Non-Interest Expense

For the three months ended March 31, 2021, non-interest expense decreased $1.0 million, or 7.1%, to $13.3 million, from $14.3 million, for the three months ended December 31, 2020. During the three months ended December 31, 2020, the Company prepaid $50.0 million of FHLB borrowings. The transaction was accounted for as an early debt extinguishment resulting in a loss of $987,000. Excluding the loss, non-interest expense decreased $24,000, or 0.2%, from the three months ended December 31, 2020 to the three months ended March 31, 2021. Salaries and employee benefits expenses decreased $124,000, or 1.6%, to $7.7 million, other non-interest expense decreased $216,000, or 9.9%, and FDIC insurance expense decreased $2,000 or 0.7%. Occupancy expenses increased $128,000, or 11.0%, primarily due to an increase of $120,000 in seasonal snow removal costs. Furniture and equipment expenses increased $128,000, or 35.4%, data processing expenses increased $10,000, or 1.4%. During the three months ended December 31, 2020, the Company recorded $166,000 in legal fee reimbursements from the substandard commercial loan payoff discussed above. For the three months ended March 31, 2021, the efficiency ratio was 65.3%, compared to 67.4% for the three months ended December 31, 2020.

Income Tax Provision

Income tax expense for the three months ended March 31, 2021 was $1.8 million, or an effective tax rate of 24.1%, compared to $1.4 million, or an effective tax rate of 21.9%, for three months ended December 31, 2020. The increase in the effective tax rate is a result of higher pre-tax income.

Net Income for the Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020.

The Company reported net income of $5.8 million, or $0.24 per diluted share, for the three months ended March 31, 2021, compared to net income of $2.1 million, or $0.08 per diluted share, for the three months ended March 31, 2020. Return on average assets and return on average equity were 0.98% and 10.35%, respectively, for the three months ended March 31, 2021, as compared to 0.38% and 3.62%, respectively, for the three months ended March 31, 2020. The increase in net income of $3.7 million, or 178.4%, was primarily due to an increase in net interest income of $3.5 million, or 23.9%, a decrease of $2.0 million, or 96.4%, in the provision for loan losses, and an increase of $479,000, or 19.0%, in non-interest income, partially offset by an increase of $1.0 million, or 8.2%, in non-interest expense.

Net Interest Income and Net Interest Margin

Net interest income increased $3.5 million, or 23.9%, to $18.0 million, for the three months ended March 31, 2021, from $14.6 million for the three months ended March 31, 2020. The increase in net interest income was due to a decrease in interest expense of $3.8 million, or 65.6%, partially offset by a decrease in interest and dividend income of $357,000, or 1.8%. The decrease in interest expense was due to a decrease of $2.5 million, or 59.1%, in interest expense on deposits and a decrease of $1.3 million, or 82.9%, in interest expense on FHLB advances.

Net interest income for the three months ended March 31, 2021 includes interest income and origination fees from PPP loans of $2.4 million. During the three months ended March 31, 2021 and the three months ended March 31, 2020, the Company recognized prepayment penalties of $35,000 and $6,000, respectively. In addition, interest income for the three months ended March 31, 2021 included $45,000 in negative purchase accounting adjustments, compared to $82,000 in positive purchase accounting adjustments during the three months ended March 31, 2020. Excluding the adjustments above, net interest income increased $1.2 million, or 8.0%, from $14.5 million during the three months ended March 31, 2020, to $15.6 million during the three months ended March 31, 2021.

The net interest margin was 3.24% for the three months ended March 31, 2021, compared to 2.87%, for the three months ended March 31, 2020. The net interest margin, on a tax-equivalent basis, was 3.26% for the three months ended March 31, 2021, compared to 2.89% for the three months ended March 31, 2020. Excluding the adjustments discussed above, the net interest margin increased 18 basis points from 2.85% for the three months ended March 31, 2020 to 3.03% for the three months ended March 31, 2021. The increase in the net interest margin was primarily due to the continuing trend of lower deposit costs as interest rates continued to fall to historically low levels. The Company’s net interest margin was negatively impacted by higher average balances of cash and due from banks, interest-bearing deposits from banks and federal funds sold, which are lower yielding interest-earning assets. Average cash balances increased from 0.86% of total interest-earnings assets for the three months ended March 31, 2020 to 4.21% of total interest-earning assets during the three months ended March 31, 2021.

The average loan yield decreased 21 basis points from 4.26% for the three months ended March 31, 2020 to 4.05% for the three months ended March 31, 2021. Excluding PPP loans, purchase accounting adjustments and prepayment penalties, the average loan yield decreased 38 basis points from 4.26% for the three months ended March 31, 2020 to 3.88% for the three months ended March 31, 2021. The fully tax-equivalent average yield on interest-earning assets decreased 42 basis points from 4.04% for the three months ended March 31, 2020 to 3.62% for the three months ended March 31, 2021. The decrease in average yields was primarily due to pay-offs of higher yielding loans, repricing of variable rate loans, and lower average yields on new loan originations, including loans originated under the PPP as well as the increase in average cash and due from bank balances which are lower yielding interest-earning assets.

During the three months ended March 31, 2021, average interest-earning assets increased $212.7 million, or 10.4%, to $2.3 billion compared to the three months ended March 31, 2020. The increase was primarily due to an increase in average loans of $141.0 million, or 7.9%. Excluding average PPP loans of $166.6 million, average loans decreased $25.6 million, or 1.4%, from the three months ended March 31, 2020 to the three months ended March 31, 2021. Total average loans were 85.3% of total average interest-earning assets for the three months ended March 31, 2021, compared to 87.3% for the three months ended March 31, 2020.

During the three months ended March 31, 2021, the average cost of funds, including non-interest bearing demand accounts and FHLB advances, decreased 84 basis points, from 1.22% for the three months ended March 31, 2020 to 0.38% for the three months ended March 31, 2021. The average cost of core deposits, including non-interest bearing demand deposits, decreased 12 basis points from 0.33% for the three months ended March 31, 2020 to 0.21% for the three months ended March 31, 2021. The average cost of time deposits decreased 141 basis points from 2.08% for the three months ended March 31, 2020 to 0.67% for the three months ended March 31, 2021, while the average cost of borrowings decreased 68 basis points during the same period. For the three months ended March 31, 2021, average demand deposits of $561.6 million, an interest-free source of funds, represented 27.0% of average total deposits, and increased $173.0 million, or 44.5%, from the three months ended March 31, 2020.

Provision for Loan Losses

The provision for loan losses decreased $2.0 million, or 96.4%, from $2.1 million for the three months ended March 31, 2020 to $75,000 for the three months ended March 31, 2021. The Company recorded net charge-offs of $5,000 for the three months ended March 31, 2021, as compared to net charges-offs of $365,000 for the three months ended March 31, 2020. The provision for loan losses during the three months ended March 31, 2021, as well as the allowance for loan losses as of March 31, 2021, represents management’s best estimate of the impact of the COVID-19 pandemic on the ability of the Company’s borrowers to repay their loans. Management continues to carefully assess the exposure of the Company’s loan portfolio to the COVID-19 pandemic related factors, economic trends and their potential effect on asset quality. As of March 31, 2021, the Company’s delinquencies and nonperforming assets had not been materially impacted by the COVID-19 pandemic.

Non-Interest Income

Non-interest income increased $479,000, or 19.0%, to $3.0 million for the three months ended March 31, 2021, from $2.5 million for the three months ended March 31, 2020. The increase in non-interest income was due to a gain on non-marketable equity investments of $546,000, while service charges and fees on deposits increased $109,000, or 6.1%, and income from mortgage banking activities was $227,000 due to the sale of fixed rate residential loans during the three months ended March 31, 2021. Income from bank-owned life insurance of $441,000 remained unchanged from the three months ended March 31, 2020 to the three months ended March 31, 2021. During the three months ended March 31, 2021, unrealized losses on marketable equity securities were $89,000, compared to unrealized gains of $102,000 during the three months ended March 31, 2020. During the three months ended March 31, 2021, the Company reported realized losses on the sale of securities of $62,000, compared to realized gains of $23,000 during the three months ended March 31, 2020.

Non-Interest Expense

For the three months ended March 31, 2021, non-interest expense increased $1.0 million, or 8.2%, to $13.3 million from $12.3 million, for the three months ended March 31, 2020. Salaries and employee benefits expense increased $510,000, or 7.1%, to $7.7 million, primarily due to new hires and the Company’s expansion into Connecticut and increases due to annual merit increases and benefit costs. FDIC expense increased $147,000, or 97.4%, from $151,000 during the three months ended March 31, 2020 to $298,000 during the three months ended March 31, 2021. During the three months ended March 31, 2020, the FDIC applied small bank credits against the quarterly assessments. The Company fully utilized its small bank assessment credits during the three months ended March 31, 2020. Occupancy expense increased $122,000, or 10.5%, primarily due to the opening of three new branches in 2020 and an increase of $65,000, or 81.3%, in snow removal. Furniture and equipment increased $99,000, or 25.3%, advertising expenses increased $86,000, or 34.1%, and data processing related expenses increased $6,000, or 0.8%. Other non-interest expense increased $98,000, or 5.2%. These expenses were partially offset by a decrease in professional fees of $55,000, or 9.2%. The efficiency ratio was 65.3% for the three months ended March 31, 2021, compared to 72.6% for the three months ended March 31, 2020.

Income Tax Provision

Income tax expense for the three months ended March 31, 2021 was $1.8 million, or an effective tax rate of 24.1%, compared to $584,000, or an effective tax rate of 21.9%, for three months ended March 31, 2020. The increase in the effective tax rate is a result of higher pre-tax income.

Balance Sheet

At March 31, 2021, total assets were $2.5 billion, an increase of $97.6 million, or 4.1%, from December 31, 2020. During the three months ended March 31, 2021, cash and cash equivalents increased $44.7 million, or 51.1%, investment securities increased $57.5 million, or 26.9%, and total loans decreased $2.5 million, or 0.1%.

Loans

Total loans decreased $2.5 million, or 0.1%, from December 31, 2020, primarily due to a decrease in residential real estate loans of $24.5 million, or 3.5%, as well as a decrease in commercial and industrial loans of $3.9 million, or 1.0%. Excluding PPP loans of $170.1 million, commercial and industrial loans decreased $6.7 million, or 3.2%, from December 31, 2020. These decreases were partially offset by an increase in commercial real estate loans of $27.5 million, or 3.3%.

In accordance with the Company’s asset/liability management strategy and in an effort to reduce interest rate risk, the Company sold $7.6 million of fixed rate, low coupon residential real estate loans originated in 2020 and 2021 to the secondary market. There were no loan sales during the three months ended December 31, 2020 or the three months ended March 31, 2020. As of March 31, 2021, the Company serviced $43.4 million in loans sold to the secondary market, compared to $38.1 million at December 31, 2020. Servicing rights will continue to be retained on all loans written and sold to the secondary market.

The following table is a summary of our outstanding loan balances for the periods indicated:

	March 31, 2021	December 31, 2020
	(Dollars in thousands)
Commercial real estate loans	$861,418	$833,949

Residential real estate loans:
Residential	581,308	604,719
Home equity	102,842	103,905
Total residential real estate loans	684,150	708,624

Commercial and industrial loans
PPP loans	170,079	167,258
Commercial and industrial loans	205,086	211,823
Total commercial and industrial loans	375,165	379,081

Consumer loans	4,785	5,192
Total gross loans	1,925,518	1,926,846
Unamortized PPP loan fees	(3,954)	(3,050)
Unamortized premiums and net deferred loans fees and costs	3,304	3,587
Total loans	$1,924,868	$1,927,383

Credit Quality

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk. At March 31, 2021, nonperforming loans totaled $6.8 million, or 0.39% of total loans, excluding PPP loans, compared to $7.8 million, or 0.45% of total loans, excluding PPP loans, at December 31, 2020. At March 31, 2021, there were no loans 90 or more days past due and still accruing interest. Nonperforming assets to total assets, excluding PPP loans, was 0.30% at March 31, 2021, compared to 0.36% at December 31, 2020. The allowance for loan losses as a percentage of total loans, excluding PPP loans, which do not require an allowance for loan losses, was 1.21% at March 31, 2021, compared to 1.20% at December 31, 2020. At March 31, 2021, the allowance for loan losses as a percentage of nonperforming loans was 313.0%, compared to 269.8% at December 31, 2020. As previously mentioned, the increase in the allowance coverage ratio is due to the increased risks in the portfolio as a result of the ongoing COVID-19 pandemic.

The following table provides some insight into the composition of the Bank's loan portfolio and remaining loan modifications, excluding PPP loans, as of March 31, 2021:

Commercial Real Estate Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Apartment	10.0%	72.2%	—
Office	8.5%	61.0%	—
Industrial	7.0%	50.2%	3.7%
Retail/Shopping	6.3%	45.6%	—
Hotel	3.1%	22.3%	95.9%
Residential non-owner	2.8%	20.5%	—
Auto sales	2.3%	16.8%	—
Mixed-use	2.1%	14.9%	—
Adult care/Assisted living	2.1%	15.4%	—
College/school	1.6%	11.4%	—
Other	1.5%	10.5%	1.1%
Auto service	0.6%	4.2%	—
Gas station/convenience store	0.6%	4.5%	—
Restaurant	0.6%	4.1%	3.3%
Total commercial real estate loans	49.1%		6.6%

Commercial and Industrial Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Manufacturing	2.6%	19.1%	0.3%
Wholesale trade	1.8%	12.8%	—
Specialty trade	0.7%	4.7%	—
Heavy and civil engineering construction	1.1%	7.7%	1.7%
Educational services	0.6%	4.3%	—
Transportation and warehouse	0.7%	4.8%	57.2%
Healthcare and social assistance	0.3%	2.4%	—
Auto sales	0.4%	2.8%	—
Hotel	0.2%	1.2%	25.1%
All other C&I (3)	3.3%	24.3%	0.1%
Total commercial and industrial loans	11.7%		3.9%

Residential and Consumer Loans	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Residential real estate	39.0%	281.1%	0.3%
Consumer	0.2%	2.0%	—
Total residential and consumer loans	39.2%		0.3%
Total Loan Portfolio	% of Total Loans (1)	% of Bank Risk-Based Capital	% of Balance Modified (2)
Commercial real estate	49.1%	353.9%	6.6%
Commercial and industrial	11.7%	84.3%	3.9%
Residential real estate	39.0%	281.1%	0.3%
Consumer	0.2%	2.0%	—
Total	100.0%		3.8%

_______________________

(1)	Excludes PPP loans of $170.1 million as of March 31, 2021.
(2)	Modified balances as of March 31, 2021 (Commercial real estate loans $57.0 million; Commercial and industrial loans $7.9 million; and Residential loans $2.0 million).
(3)	Other consists of multiple industries.

Although the Bank's loan portfolio contains impacted sectors and the commercial real estate and residential real estate sectors represent more than 100% of the Bank's total risk-based capital, the concentration limits remain acceptable. The Company monitors lending exposure by industry classification to determine potential risk associated with industry concentrations, if any, that could lead to additional credit loss exposure. As stated above, as a result of the COVID-19 pandemic, the Company identified sectors that have been materially impacted including, but not limited to: hospitality, transportation, retail, and restaurants and food service. These sectors potentially carry a higher level of credit risk, as many of these borrowers have incurred a significant negative impact to their businesses resulting from the governmental stay-at-home orders as well as travel limitations.

Deposits

At March 31, 2021, total deposits were $2.2 billion, an increase of $116.0 million, or 5.7%, from December 31, 2020, primarily due to an increase in core deposits of $183.5 million, or 12.7%. Core deposits, which the Company defines as all deposits except time deposits, increased from $1.4 billion, or 71.0% of total deposits, at December 31, 2020, to $1.6 billion, or 75.7% of total deposits, at March 31, 2021. Non-interest-bearing deposits increased $61.0 million, or 11.3%, to $602.8 million, interest-bearing checking accounts increased $1.7 million, or 1.8%, to $96.6 million, savings accounts increased $28.3 million, or 16.6%, to $198.6 million, and money market accounts increased $92.5 million, or 14.4%, to $733.3 million. The increase in core deposits can be attributed to the government stimulus for individuals, lower consumer spending over the last several months, PPP loan proceeds deposited into borrower checking accounts, as well as the three new branches opened in 2020.

Time deposits decreased $67.5 million, or 11.4%, from $590.3 million at December 31, 2020 to $522.8 million at March 31, 2021. Brokered deposits, which are included within time deposits, were $40.3 million at March 31, 2021 and $55.3 million at December 31, 2020.

FHLB and Federal Reserve Advances

At March 31, 2021, FHLB advances decreased $15.2 million, or 26.2%, from $57.9 million at December 31, 2020, to $42.7 million.

Capital

At March 31, 2021, shareholders’ equity was $222.9 million, or 9.1% of total assets, compared to $226.6 million, or 9.6% of total assets, at December 31, 2020. The decrease in shareholders’ equity reflects $5.8 million for the repurchase of the Company’s common stock, the payment of regular cash dividends of $1.2 million and an increase in accumulated other comprehensive loss of $3.1 million, partially offset by net income of $5.8 million. Total shares outstanding as of March 31, 2021 were 24,583,958.

Capital Management

The Company’s book value per share was $9.07 at March 31, 2021, compared to $8.97 at December 31, 2020, while tangible book value per share increased $0.08, or 0.96%, from $8.36 at December 31, 2020 to $8.44 at March 31, 2021. As of March 31, 2021, the Company’s and the Bank’s regulatory capital ratios continued to exceed the levels required to be considered “well-capitalized” under federal banking regulations.

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, business, measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 impact on the Company’s business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

•	the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19;
•	actions governments, businesses and individuals take in response to the COVID-19 pandemic;
•	the pace of recovery when the COVID-19 pandemic subsides;
•	changes in the interest rate environment that reduce margins;
•	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Act Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), Basel guidelines, capital requirements and other applicable laws and regulations;
•	the highly competitive industry and market area in which we operate;

•	general economic conditions, either nationally or regionally, resulting in, among other things, a deterioration in credit quality;
•	changes in business conditions and inflation;
•	changes in credit market conditions;
•	the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions;
•	changes in the securities markets which affect investment management revenues;
•	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
•	changes in technology used in the banking business;
•	the soundness of other financial services institutions which may adversely affect our credit risk;
•	certain of our intangible assets may become impaired in the future;
•	our controls and procedures may fail or be circumvented;
•	new lines of business or new products and services, which may subject us to additional risks;
•	changes in key management personnel which may adversely impact our operations;
•	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
•	other factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
INTEREST AND DIVIDEND INCOME:
Loans	$19,120	$20,727	$19,364	$18,999	$18,747
Securities	854	825	953	1,165	1,399
Other investments	35	130	118	157	182
Short-term investments	24	26	12	9	62
Total interest and dividend income	20,033	21,708	20,447	20,330	20,390

INTEREST EXPENSE:
Deposits	1,734	2,257	3,190	3,817	4,236
Long-term debt	273	656	789	874	1,014
Short-term borrowings	—	—	478	547	587
Total interest expense	2,007	2,913	4,457	5,238	5,837

Net interest and dividend income	18,026	18,795	15,990	15,092	14,553

PROVISION FOR LOAN LOSSES	75	500	2,725	2,450	2,100

Net interest and dividend income after provision for loan losses	17,951	18,295	13,265	12,642	12,453

NON-INTEREST INCOME:
Service charges and fees	1,883	1,970	1,764	1,559	1,774
Income from bank-owned life insurance	441	444	444	480	441
Gain (loss) on sales of securities, net	(62)	—	1,929	13	23
Unrealized (losses) gains on marketable equity securities	(89)	(24)	(4)	35	102
Gain on sale of mortgages	227	—	—	—	—
Gain on non-marketable equity investments	546	—	—	—	—
Loss on interest rate swap termination	—	—	(2,353)	—	—
Other income	58	72	397	—	185
Total non-interest income	3,004	2,462	2,177	2,087	2,525

NON-INTEREST EXPENSE:
Salaries and employee benefits	7,682	7,806	7,204	7,167	7,172
Occupancy	1,289	1,161	1,120	1,072	1,167
Furniture and equipment	490	362	421	363	391
Data processing	721	711	768	707	715
Professional fees	544	521	615	637	599
FDIC insurance	298	300	293	288	151
Advertising	338	309	326	219	252
Loss on prepayment of borrowings	—	987	—	—	—
Other	1,965	2,181	2,106	1,792	1,867
Total non-interest expense	13,327	14,338	12,853	12,245	12,314

INCOME BEFORE INCOME TAXES	7,628	6,419	2,589	2,484	2,664

INCOME TAX PROVISION	1,837	1,406	488	463	584
NET INCOME	$5,791	$5,013	$2,101	$2,021	$2,080

Basic earnings per share	$0.24	$0.20	$0.08	$0.08	$0.08
Weighted average shares outstanding	24,486,146	24,754,681	24,945,670	24,927,619	25,565,138
Diluted earnings per share	$0.24	$0.20	$0.08	$0.08	$0.08
Weighted average diluted shares outstanding	24,543,554	24,763,022	24,945,670	24,927,619	25,617,920

Other Data:
Return on average assets (1)	0.98%	0.83%	0.35%	0.35%	0.38%
Return on average equity (1)	10.35%	8.62%	3.61%	3.54%	3.62%
Efficiency ratio (2)	65.30%	67.37%	69.11%	71.48%	72.64%
Net interest margin, on a fully tax-equivalent basis	3.26%	3.32%	2.83%	2.76%	2.89%

__________________

(1)	Annualized.
(2)	The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on sale of mortgages, gain on non-marketable equity investments, loss on interest rate swap termination and loss on prepayment of borrowings.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020(1)
Cash and cash equivalents	$132,124	$87,444	$172,112	$62,832	$26,675
Securities available-for-sale, at fair value	195,454	201,880	191,569	224,509	215,118
Securities held to maturity, at cost	63,960	—	—	—	—
Marketable equity securities, at fair value	11,906	11,968	6,965	6,941	6,875
Federal Home Loan Bank of Boston and other restricted stock - at cost	4,492	5,160	9,252	10,870	11,994

Loans	1,924,868	1,927,383	1,974,387	1,999,533	1,804,175
Allowance for loan losses	(21,227)	(21,157)	(20,692)	(18,253)	(15,837)
Net loans	1,903,641	1,906,226	1,953,695	1,981,280	1,788,338

Bank-owned life insurance	73,301	72,860	72,416	71,972	71,492
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	2,844	2,937	3,031	3,125	3,219
Other assets	63,320	64,924	65,261	60,890	54,130
TOTAL ASSETS	$2,463,529	$2,365,886	$2,486,788	$2,434,906	$2,190,328

Total deposits	$2,154,133	$2,038,130	$2,011,291	$1,947,901	$1,705,984
Short-term borrowings	—	—	—	35,000	45,000
Long-term debt	42,676	57,850	151,258	188,164	177,358
Securities pending settlement	152	160	57,226	—	—
Other liabilities	43,712	43,106	36,792	34,321	34,177
TOTAL LIABILITIES	2,240,673	2,139,246	2,256,567	2,205,386	1,962,519

TOTAL SHAREHOLDERS' EQUITY	222,856	226,640	230,221	229,520	227,809

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$2,463,529	$2,365,886	$2,486,788	$2,434,906	$2,190,328

__________________

(1)	There were no PPP loans outstanding at March 31, 2020.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Other Data:

Shares outstanding at end of period	24,583,958	25,276,193	25,595,557	25,644,334	25,644,334

Book value per share	$9.07	$8.97	$8.99	$8.95	$8.88
Tangible book value per share	8.44	8.36	8.39	8.34	8.27
30-89 day delinquent loans	7,216	11,403	3,754	6,929	7,735
Total delinquent loans	9,274	13,522	6,678	12,041	12,448
Total delinquent loans as a percentage of total loans	0.48%	0.70%	0.34%	0.60%	0.69%
Total delinquent loans as a percentage of total loans, excluding PPP loans	0.53%	0.77%	0.38%	0.68%	—
Nonperforming loans	$6,782	$7,841	$9,208	$10,400	$9,664
Nonperforming loans as a percentage of total loans	0.35%	0.41%	0.47%	0.52%	0.54%
Nonperforming loans as a percentage of total loans, excluding PPP loans	0.39%	0.45%	0.53%	0.59%	—
Nonperforming assets as a percentage of total assets	0.28%	0.33%	0.37%	0.43%	0.44%
Nonperforming assets as a percentage of total assets, excluding PPP loans	0.30%	0.36%	0.41%	0.47%	—
Allowance for loan losses as a percentage of nonperforming loans	312.99%	269.83%	224.72%	175.51%	163.88%
Allowance for loan losses as a percentage of total loans	1.10%	1.10%	1.05%	0.91%	0.88%
Allowance for loan losses as a percentage of total loans, excluding PPP loans	1.21%	1.20%	1.18%	1.03%	—

The following table sets forth the information relating to our average balances and net interest income for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest(6)	Cost	Balance	Interest(6)	Cost	Balance	Interest(6)	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$1,923,477	$19,220	4.05%	$1,952,947	$20,831	4.24%	$1,782,500	$18,876	4.26%
Securities(2)	227,330	854	1.52	195,752	827	1.68	225,933	1,404	2.50
Other investments	9,663	35	1.47	12,335	130	4.19	16,762	182	4.37
Short-term investments(3)	95,004	24	0.10	102,542	26	0.10	17,557	62	1.42
Total interest-earning assets	2,255,474	20,133	3.62	2,263,576	21,814	3.83	2,042,752	20,524	4.04
Total non-interest-earning assets	144,588			142,051			137,665
Total assets	$2,400,062			$2,405,627			$2,180,417

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$90,503	105	0.47	$97,985	118	0.48	$70,209	75	0.43
Savings accounts	187,217	37	0.08	169,778	34	0.08	131,868	34	0.10
Money market accounts	675,662	653	0.39	601,267	664	0.44	446,234	753	0.68
Time deposit accounts	567,102	939	0.67	620,428	1,441	0.92	651,424	3,374	2.08
Total interest-bearing deposits	1,520,484	1,734	0.46	1,489,458	2,257	0.60	1,299,735	4,236	1.31
Short-term borrowings and long-term debt	52,670	273	2.10	116,721	656	2.24	231,989	1,601	2.78
Interest-bearing liabilities	1,573,154	2,007	0.52	1,606,179	2,913	0.72	1,531,724	5,837	1.53
Non-interest-bearing deposits	561,581			534,771			388,590
Other non-interest-bearing liabilities	38,360			33,353			29,466
Total non-interest-bearing liabilities	599,941			568,124			418,056
Total liabilities	2,173,095			2,174,303			1,949,780
Total equity	226,967			231,324			230,637
Total liabilities and equity	$2,400,062			$2,405,627			$2,180,417
Less: Tax-equivalent adjustment(2)		(100)			(106)			(134)
Net interest and dividend income		$18,026			$18,795			$14,553
Net interest rate spread(4)			3.08%			3.09%			2.48%
Net interest rate spread, on a tax-equivalent basis(5)			3.10%			3.11%			2.51%
Net interest margin(6)			3.24%			3.30%			2.87%
Net interest margin, on a tax-equivalent basis(7)			3.26%			3.32%			2.89%
Ratio of average interest-earning assets to average interest-bearing liabilities			143.37%			140.93%			133.36%

__________________

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.
(3)	Short-term investments include federal funds sold.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the tax-equivalent weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.
(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.
(8)	Acquired loans, time deposits and borrowings are recorded at fair value at the time of acquisition. The fair value marks on the loans, time deposits and borrowings acquired accrete and amortize into net interest income over time. For the three months ended March 31, 2021, December 31, 2020 and March 31, 2020, the loan accretion income and interest expense reduction on time deposits and borrowings (decreased) increased net interest income $(45,000), $929,000 and $82,000, respectively. Excluding these items, net interest margin for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 was 3.27%, 3.16% and 2.87%, respectively.